                                                                   EXHIBIT 99.1

Press Release

( BW)(TX-ZONAGEN)(ZONA)(ZNG) Zonagen Informed That Vasomax Submission to be Withdrawn in the United Kingdom

    Business Editors/Health & Medical Writers

    THE WOODLANDS, Texas--(BW HealthWire)--April 29, 2002--Zonagen, Inc. (Nasdaq:ZONA)(PCX:ZNG) announced today that it has been informed by the worldwide licensee of Vasomax(R) that the Marketing Authorization Application for Vasomax(R) in the United Kingdom will be withdrawn. This decision was made following a review of the comments received from the Committee on Safety of Medicines regarding the Vasomax(R) submission. Vasomax(R) is Zonagen's oral therapy for the treatment of erectile dysfunction.

    Joseph S. Podolski, President and CEO of Zonagen, said, "This is clearly a setback for the Vasomax(R) program. Once we have been able to assess the consequences of this action we will advise our shareholders."

    Zonagen, Inc. is engaged in the development of pharmaceutical products for the reproductive system.

    Any statements that are not historical facts contained in this release such as interpretation of data and/or potential approval of phentolamine for use in the United Kingdom or elsewhere, are forward-looking statements that involve risks and uncertainties, including but not limited to those relating to the uncertainties involving the Company's early stage of development, clinical trial results and FDA approval in the U.S. and approval of regulatory authorities in other jurisdictions, substantial dependence on one product, history of operating losses, future capital needs and uncertainty of additional funding, uncertainty of protection for patents and proprietary technology, litigation, governmental regulation, limited sales and marketing experience and dependence on collaborators, manufacturing uncertainties and reliance on third parties, competition and technology change, product liability and availability of insurance, and other risks identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission.

Contact:
     Zonagen, Inc., The Woodlands
     Joseph S. Podolski, 281/719-3447